AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT TO SEVERANCE AGREEMENT (the “Amendment”), made and entered into effective as of this 23rd day of December 2008 (the “Effective Date”), is by and between Cyberonics, Inc., a Delaware corporation (the “Company”), and Jason Richey (the “Employee”).

WHEREAS, Employee is a key employee of the Company;

WHEREAS, the Company and Employee previously entered into a Severance Agreement (the “Agreement”) seeking to retain Employee despite the possibility of a Change of Control (as defined in the Agreement) and the fact that this possibility is unsettling and may result in the departure of key employees to the detriment of the Company and its stockholders;

WHEREAS, the Agreement remains in full force and effect as of this date; and

WHEREAS, the Company and Employee desire to amend the terms and conditions of the Agreement so as to bring the Agreement into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree to modify the Agreement as follows:

1.    The first paragraph of Section 3 shall be amended to delete the following language:

“Anything in this Agreement to the contrary notwithstanding, if Employee’s employment with the Company is terminated during the Term and prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the Change of Control shall be deemed to have occurred on the date immediately prior to the date of Employee’s termination and Employee shall be deemed terminated by the Company during the Protected Period other than for Cause.”

2.	Section 3(v) shall be amended to replace the provision in its entirety with the following:

“(v)    Date of Termination. “Date of Termination” shall mean (A) if Employee is terminated for Disability, 30 days after Notice of Termination is given, provided that Employee shall not have returned to the performance of Employee’s duties on a full-time basis during such 30-day period, (B) if Employee’s employment is terminated pursuant to subparagraph (iii) above, the date which is thirty (30) days from the date of the Notice of Termination, and (C) if Employee’s employment is terminated for any other reason on or after a Change of Control, the date of such termination.”

3.	Section 4(i) shall be amended to replace the provision in its entirety with the following:

“(i)    If, during the Protected Period, Employee fails to perform Employee’s normal duties as a result of Disability, Employee shall continue during the period of such Disability (prior to termination of employment) to receive Employee’s full Base Salary and any awards, deferred and nondeferred, payable during such period under the Bonus Plan, less any amounts paid to Employee during such period of Disability pursuant to the Company’s short term disability or sick-leave program(s) until Employee’s employment is terminated or such Disability ends. This Section 4(i) shall not reduce or impair Employee’s rights to terminate employment for a Good Reason as otherwise provided herein.”

4.	Section 4(iii) shall be amended to replace the provision in its entirety with the following:

“(iii)     If, during the Protected Period, (1) the Company shall terminate Employee other than for Cause or Disability or (2) Employee shall terminate Employee’s employment for a Good Reason, then subject to subparagraph (v) below, Employee shall be entitled to the following payments and benefits:

(A)     the Company shall forgive any amount payable by Employee to the Company under the Relocation Agreement, if applicable;

(B)     the Company shall pay to Employee, an amount equal to the sum of Employee’s Base Salary, Target Annual Bonus and Annual Earned Commission amount where applicable;

(C)     the Company shall pay to Employee that portion of Employee’s Base Salary earned, and vacation pay vested for the prior year and accrued for the current year to the Date of Termination, but not paid or used, and

(D)     the Company shall pay to Employee all other amounts previously deferred by Employee or earned but not paid as of such date under all Company bonus or pay plans or programs.

Subject to Section 14, the payments and benefits under clause (A) and (B) above shall be paid within five business days after Employee’s Separation from Service resulting from Employee’s termination under this Section 4(iii). The payment under clause (C) above shall be made within five business days after the Date of Termination. The payments (if any) under clause (D) above shall be paid at such time and in such manner as set forth in such plans or programs subject to compliance with Code Section 409A.

As used herein, “Annual Earned Commission” means the total commissions actually paid to Employee during the four fiscal quarters immediately preceding the Date of Termination. If Employee has been employed for at least one fiscal quarter and less than four fiscal quarters as of the Date of Termination, the “Annual Earned Commission” shall be equal to four times the quarterly average of commissions actually paid to Employee during the relevant fiscal quarters. If Employee has been employed less than one fiscal quarter as of the Date of Termination, the “Annual Earned Commission” shall be the total amount of Employee’s commissions targeted for the four fiscal quarters following the Date of Termination. For purposes of this Agreement, “Separation from Service” shall mean Employee’s separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.”

5.	Section 4(v) shall be amended to replace the provision in its entirety with the following:

(v)    Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit to be made to or on behalf of Employee pursuant to this Agreement, when aggregated with any other payments and benefits to or on behalf of Employee outside of this Agreement, would constitute a “parachute payment”, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then such payments and/or benefits will be subject to reduction to the extent necessary to assure that Employee receives only the greater of (i) the amount of those payments and benefits which would not constitute such a parachute payment or (ii) the amount which yields Employee the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Code on the payments and benefits provided Employee under this Agreement (or on any other payments or benefits to which Employee may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his or her employment with the Company). The determination of whether any amount or benefit would be a “parachute payment” shall be made by an independent certified public accounting firm mutually agreed upon by the Company and Employee. The costs of obtaining such determination shall be borne solely by the Company. Should a reduction in benefits be required to satisfy the benefit limit of Section 4(v), then the portion of any parachute payment otherwise payable in cash to Employee shall be reduced first to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of Employee’s options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made.”

6.	The Agreement shall be amended to include the following as a new Section 14:

“14.    Section 409A.

(i)    This Agreement is intended to comply with the requirements of Section 409A of the Code. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

(ii)    Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Employee becomes entitled under this Agreement in connection with the termination of Employee’s employment with the Company shall be made or paid to Employee prior to the earlier of (i) the first day of the seventh (7th) month following the date of Employee’s Separation from Service due to such termination of employment or (ii) the date of Employee’s death, if Employee is deemed, pursuant to the procedures established by the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans subject to Code Section 409A, to be a “specified employee” at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 14(ii) shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. In addition, if Employee is deemed to be a specified employee at the time of Separation from Service and there is an amount payable by Employee to the Company under the Relocation Agreement (the "Relocation Amount"), then notwithstanding Section 4(iii)(A), the following provisions shall apply: (i) the Company shall forgive the portion of the Relocation Amount up to the applicable dollar amount under Code Section 402(g)(1)(B), (ii) Employee shall repay to the Company any Relocation Amounts in excess of such limit (the "Repaid Amount") and (iii) upon the expiration of the applicable Code Section 409A(a)(2) deferral period, the Company shall pay to the Employee the Repaid Amount in a lump sum. The specified employees subject to a delayed commencement date shall be identified on December 31 of each calendar year. If Employee is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.”

7.	Right to Advice of Counsel. Employee acknowledges that Employee has had the right to consult with counsel and is fully aware of his rights and obligations under Agreement and this Amendment
.

8.	Except as expressly modified by this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Company and Employee have caused this Amendment to be executed by their duly authorized representative as of the date and year set forth above.

Cyberonics, Inc.	Employee

By:___________________________________	By:__________________________________

Date:_________________________________	Date:_________________________________